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                          [STOEL RIVES LLP LETTERHEAD]


                                 August 28, 2000

Board of Directors
Webridge, Inc.
1925 NW AmberGlen Parkway
Beaverton, OR 97006

        We have acted as counsel for Webridge, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 6,325,000 shares of Common Stock of the Company (the "Shares") being sold by the Company, which number includes shares subject to an overallotment option granted by the Company to the underwriters. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

        Based on the foregoing, it is our opinion that:

        (i) The Company is a corporation existing and in good standing under the laws of the State of Delaware;

        (ii)   The Shares have been duly authorized; and

        (iii) When the Registration Statement, as it may be amended, has been declared effective, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable.

        We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,


                                 STOEL RIVES LLP